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                                                               EXHIBIT (d)(i)(g)

                                    RIDER TO
                       THE ENTERPRISE GROUP OF FUNDS, INC.
                     RESTATED INVESTMENT advisor'S AGREEMENT
                            DATED SEPTEMBER 17, 2002

                           This Rider made this 21st day of February 2003, is by
and between The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, and Enterprise Capital Management, Inc., a Georgia corporation.

                           The Agreement is hereby modified by deleting the
following from Schedule A:

         Mid-Cap Growth             At a rate of 0.75% of the average of the
                                    daily closing net asset values of the Fund per year, paid monthly.

         Global Health Care         At the rate of 1.00% of the average of the
                                    daily closing net asset values of the Fund per year, paid monthly.

                           Whenever there is any conflict between this Rider and
the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

                           IN WITNESS WHEREOF, the parties hereof have caused
this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.

                                         THE ENTERPRISE GROUP OF FUNDS, INC.



By: /s/ CATHERINE R MCCLELLAN            By: /s/ VICTOR UGOLYN
   ---------------------------------        -----------------------------------

                                         ENTERPRISE CAPITAL  MANAGEMENT, INC.



By: /s/ CATHERINE R MCCLELLAN            By: /s/ VICTOR UGOLYN
   ---------------------------------        -----------------------------------